Exhibit 99.1

Miller Energy Resources Reports Third Quarter Results

HUNTSVILLE, Tenn.--(BUSINESS WIRE)--March 22, 2011--Miller Petroleum, Inc. d/b/a/ Miller Energy Resources (“Miller Energy”) (NASDAQ GM: MILL) today reported its results for its fiscal third quarter and nine months ended January 31, 2011. Miller Energy reported third quarter revenues grew to $7.8 million and net income was $909,950, or $0.02 per diluted share.

“Miller Energy’s third quarter results demonstrate the progress we’ve made over the past year in bringing our Alaskan properties online,” stated Scott Boruff, CEO of Miller Energy Resources. “Our revenue is up over six-fold and our oil output has jumped from about 5,000 barrels a month to over 25,000 per month. Over the past year, we have significantly improved Miller Energy’s infrastructure and systems to support our growth following the December 2009 acquisition of assets in Alaska including the Osprey platform and associated land in the Cook Inlet. We have brought nine wells back online since the acquisition, and have plans to ramp up our activities in Alaska in the coming months.”

“Miller recently received approval for our Plan of Redevelopment for the Redoubt Unit in Alaska. We have begun ordering the equipment necessary to deploy our next stage of development for the Osprey platform and are in active discussions to secure the necessary capital to fund the next phase of our operations. If we are successful in securing this necessary funding, we believe our development plans will result in an increase in both the number of producing wells and the amount of our total oil and gas production,” continued Mr. Boruff.

Company and Financial Highlights

  Increased revenue to $7.8 million in the third quarter of fiscal 2011 from $1.2 million in the third quarter of fiscal 2010
  Net income was $909,950, or $0.02 per diluted share, in the third quarter of fiscal 2011
  Reduced our CIPL tariff from $14.00/bbl to $8.00/bbl
  Received approval for Plan of Redevelopment from the Alaska Department of Natural Resources for the Redoubt Unit
  Secured exploration license for 68,000 acres in the North Susitna Basin
  Brought WMRU-2A well online in Alaska
  Acquired over 17,000 acres in the Cook Inlet that complements our current acreage
  Engaged KPMG LLP as our independent registered public accounting firm

Financial Highlights

Miller Energy’s total revenues for its fiscal third quarter ended January 31, 2011 rose significantly to $7.8 million compared with $1.2 million in the third quarter of the prior year. The primary factor in this increase was the amount of new oil and gas that came online in Alaska over the past year combined with an increase in the price of oil. At January 31, 2011, oil was priced at $90.99 per barrel, up 24.9% from $72.85 in January of 2010.

Costs and direct expenses rose to $8.3 million from $5.4 million in the third quarter of the prior year, reflecting Miller Energy’s increased pace of activity in Alaska. The company’s fiscal third quarter also benefited from the recognition of a state production tax credit related to our Alaska operations and a reduction in pipeline tariffs that are down approximately 45% to $8.00 per barrel, representing a significant savings going forward. Miller Energy’s oil and gas margin improved to 57% in the third quarter of fiscal 2011 up from 54% in the third quarter of the prior year.

Selling, general and administrative expenses increased by 22.7% to $3.2 million, reflecting the additional salaries, overhead, insurance and professional fees we have incurred to support our operations. The most significant factor in our costs increasing was the addition of our Alaskan operations which was acquired in December 2009.

The third quarter also included a $1.4 million non-cash gain on derivative instruments. We expect this amount to fluctuate from quarter-to-quarter since it is based on the price of oil for our commodity derivative positions as well as changes in key inputs related to the Black-Sholes pricing model. These key inputs include the company’s ending stock price, risk free rates, expected life terms, and dividend rates.

For the third quarter, Miller Energy’s net income was $909,950, or $0.02 per share. In the prior year comparable quarter, Miller Energy reported net income of $272 million, or net income per diluted share of $9.51. The prior year’s results included a $472.5 million gain on the acquisition of our Alaska operations.

For the nine months ended January 31, 2011, we reported total revenues of $19,691,030 and net loss of $5,145,266 as compared to total revenues of $2,023,131 and net income of $271,868,681 for the nine months ended January 31, 2010. Our net income in the 2010 period included a gain of $474.3 million related to the acquisition of our Alaska operations.

“Miller made significant progress towards the next phase of our development plans in Alaska and Tennessee over the past year,” continued Mr. Boruff. “We have secured an additional exploration license for 68,000 acres in the North Susitna Basin, and a lease for a little over 17,000 acres in the Cook Inlet. We now have the permits, equipment, and expert personnel in place to significantly increase production in both basins which will make a meaningful contribution to Miller’s bottom line, and these new properties provide Miller with significant potential going forward.”

Miller Energy will hold a conference call to discuss the financial third quarter results for the third quarter of fiscal 2011. The conference call will take place at 5:30 p.m., Eastern time, on March 22, 2011. Participants can access the call by dialing 800-776-0087, Confirmation code: 5969592. In addition, the call will be webcast on the Investor section of the company's website at www.millerenergyresources.com where it will also be archived for 30 days. A telephone replay will be available through March 29, 2011.

To access the replay, please dial 888-203-1112. At the system prompt, please enter code 5969592 followed by the # sign. Playback will automatically begin.

About Miller Energy Resources

Miller Energy Resources is a high growth oil and natural gas exploration, production and drilling company operating in multiple exploration and production basis in North America. Miller Energy’s focus is in Cook Inlet, Alaska and in the heart of Tennessee’s prolific and hydrocarbon-rich Appalachian Basin including the Chattanooga Shale. Miller Energy is headquartered in Huntsville, Tennessee with offices in Anchorage, Alaska and Knoxville, Tennessee.

Statements Regarding Forward-Looking Information

Certain statements in this press release and elsewhere by Miller Energy Resources may contain certain forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act and the Private Securities Litigation Reform Act of 1995 that represent the Corporation’s expectations and beliefs concerning future events. These forward-looking statements involve the implied assessment that the resources described can be profitably produced in the future, based on certain estimates and assumptions. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated by Miller Energy Resources and described in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, adverse general economic conditions, operating hazards, drilling risks, inherent uncertainties in interpreting engineering and geologic data, competition, reduced availability of drilling and other well services, fluctuations in oil and gas prices and prices for drilling and other well services, fluctuations in the US dollar and other currencies, the availability of sufficient capital to fund its anticipated growth, fluctuations in the prices of oil and gas, the competitive nature of its business environment, its dependence on a limited number of customers, its ability to comply with environmental regulations, changes in government regulations which could adversely impact its businesses well as other risks commonly associated with the exploration and development of oil and gas properties. Additional information on these and other factors, which could affect Miller's operations or financial results, are included in Miller Energy Resources' reports on file with United States Securities and Exchange Commission including its Annual Report on Form 10-K for the fiscal year ended April 30, 2010. Miller Energy Resources' actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in its periodic reports that are filed with the Securities and Exchange Commission. All forward-looking statements attributable to Miller Energy Resources or to persons acting on its behalf are expressly qualified in their entirety by these factors. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Miller Energy assumes no obligation to update forward-looking statements should circumstances or management's estimates or opinions change, unless otherwise required under securities law.

MILLER PETROLEUM, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS

	January 31, 2011	April 30, 2010
CURRENT ASSETS

Cash	$3,158,946	$2,750,841
Cash, restricted	290,531	126,064
Accounts receivable, net	1,428,932	1,444,844
Accounts receivable - related parties	58,737	47,446
State production tax credits receivable	5,417,126	1,107,000
Inventory	528,573	521,639
Prepaid expenses	1,926,357	275,610

Total Current Assets	12,809,202	6,273,444

PROPERTY, PLANT AND EQUIPMENT
Oil and gas properties, net
(On the basis of successful efforts accounting)	480,387,148	484,216,621
Fixed assets, net	8,016,302	6,820,779
Land	526,500	526,500

Total Property, Plant and Equipment	488,929,950	491,563,900

OTHER ASSETS
Cash - restricted, long-term	2,299,538	2,071,839
Other assets	289,009	542,972

Total Other Assets	2,588,547	2,614,811

TOTAL ASSETS	$504,327,699	$500,452,155

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable – trade	$9,124,924	$3,579,112
Accounts payable – related parties	58,692	--
Accrued expenses	766,507	421,938
Current derivative liability	6,012	720,840
Unearned revenue	41,443	106,443
Short-term payable	2,500,000	--

Total Current Liabilities	12,497,578	4,828,333

LONG-TERM LIABILITIES

Deferred income tax liability	184,468,878	184,468,878
Asset retirement liability	16,913,376	15,662,002
Long-term derivative liability	1,255,279	16,708,947
Notes payable - related parties, net	2,350,419	1,803,775
Notes payable - other, net	--	1,239,399

Total Long-term Liabilities	204,987,952	219,883,001

Total Liabilities	217,485,530	224,711,334

STOCKHOLDERS' EQUITY

Common stock, 500,000,000 shares authorized at $0.0001 par value, 39,409,751 and 32,224,894 shares issued and outstanding, respectively	3,941	3,223
Additional paid-in capital	43,866,501	27,620,605
Retained earnings	242,971,727	248,116,993

Total Stockholders' Equity	286,842,169	275,740,821

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$504,327,699	$500,452,155

MILLER PETROLEUM, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended January 31, 2011	For the Three Months Ended January 31, 2010	For the Nine Months Ended January 31, 2011	For the Nine Months Ended January 31, 2010
			(as restated)
REVENUES
Oil and gas revenue	$7,039,457	$438,525	$17,912,429	$1,055,142
Service and drilling revenue	775,664	723,582	1,778,601	967,989

Total Revenue	7,815,121	1,162,107	19,691,030	2,023,131

COSTS AND EXPENSES
Cost of oil and gas revenue	2,994,888	201,341	8,910,577	229,718
Cost of service and drilling revenue	691,504	1,916,638	1,528,659	2,375,291
State production tax credits, net	(2,015,535)	--	(908,535)
Selling, general and administrative	3,219,651	2,623,553	9,135,066	4,304,785
Depreciation, depletion and amortization	3,357,654	630,251	10,506,628	1,136,835

Total Costs and Expenses	8,248,162	5,371,783	29,172,395	8,046,629

LOSS FROM OPERATIONS	(433,041)	(4,209,676)	(9,481,365)	(6,023,498)

OTHER INCOME (EXPENSE)
Interest income	9,253	6,295	14,979	21,766
Interest expense	(111,162)	(121,848)	(740,920)	(140,975)
Gain on derivative instruments	1,444,900	--	5,132,795	--
Loan fees and costs	--	(576,086)	(90,755)	(691,463)
Gain (loss) on sale of equipment	--	--	7,500	(9,755)
Gain on sale of oil and gas properties	--	--	12,500	--
Gain on acquisitions	--	472,473,332	--	474,292,096

Total Other Income	1,342,991	471,781,693	4,336,099	473,471,669

INCOME (LOSS) BEFORE INCOME TAXES	909,950	467,572,017	(5,145,266)	467,448,171
INCOME TAX EXPENSE	--	(195,619,527)	--	(195,579,490)

NET INCOME (LOSS)	$909,950	$271,952,490	$(5,145,266)	$271,868,681

INCOME (LOSS) PER SHARE
Basic	$0.02	$12.44	$(0.15)	$14.14
Diluted	$0.02	$9.51	$(0.15)	$10.47

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	37,774,861	21,856,076	34,975,126	19,227,773
Diluted	41,392,130	28,597,465	34,975,126	25,969,162

CONTACT:
Miller Energy Resources
Robert L. Gaylor, SVP Investor Relations, 865-223-6575